Exhibit 23.1



The Board of Directors
Andersen Group, Inc.:

We consent to incorporation by reference in the Registration Statement (No. 33-____) on Form S-8 of Andersen Group, Inc. of our reports dated April 23, 1996, relating to the consolidated balance sheets of Andersen Group, Inc. and subsidiaries as of February 29, 1996 and February 28, 1995, and the related consolidated statements of operations, common and other stockholders' equity, and cash flows for each of the years in the three-year period ended February 29, 1996, and related schedule, which reports appear in the February 29, 1996, annual report on Form 10-K of Andersen Group, Inc.



/s/ KPMG Peat Marwick LLP
-------------------------
KPMG Peat Marwick LLP


Hartford, Connecticut
December 11, 1996